For further information:
Jay Williams,
Chairman & CEO
The PrivateBank - Wisconsin
262-240-0333

For Immediate Release

The PrivateBank-Wisconsin Announces Headquarters Location
to be The First National Bank Building

Milwaukee, WI. December 6, 2004--- The PrivateBank - Wisconsin, a unit of PrivateBancorp, Inc. (NASDAQ: PVTB), today announced that it had signed an agreement to lease 15,000 square feet at 743 N. Water St., Milwaukee. The building, designed by renowned American architect Daniel Burnham, is known locally as The First National Bank Building.

“This historic Burnham building is located along the Milwaukee River and represents an ideal location for our Wisconsin headquarters,” said Jay Williams, Chairman and CEO of The PrivateBank - Wisconsin. “In keeping with The PrivateBank’s mission and our long term commitment to the city and state, we will restore the lobby and first floor banking quarters to their original luster and expect to occupy our newly renovated quarters in the third quarter of 2005. Starting this January, we will be housed in temporary quarters on the building’s mezzanine level,” said Williams.

In conjunction with the lease, the 743 N. Water address will be known as The PrivateBank, noted Williams.

The 16-story building is U-shaped, and originally had a south facing light court. It is trapezoidal in shape, with the northeast and southeast corners featuring right angles, and the nonconforming west side angled to parallel the Milwaukee River. The building, which was completed in 1914, was designed by D.H. Burnham & Co., the firm of noted Chicago-based architect Daniel Burnham.

Burnham designed several major domestic structures in the late 1800s and early 1900s, including the Milwaukee Club, which opened in 1884 and the building constructed in 1896 that anchored Marshall Field’s original Milwaukee location, located off Plankinton Avenue, midway between West Wisconsin Avenue and West Michigan Street. Burnham also designed the Flatiron Building in New York City, the Marshall Field’s store in Chicago, and the Ford Building in Detroit. Like The First National Bank Building, most of these structures featured conservative neo-classical architecture. Burnham co-authored the Plan of Chicago, an influential set of drawings, maps, and proposals, which played a large role in determining that city's layout. Burnham also played a major planning role in Washington, DC.

PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank - St. Louis, and a mortgage company, The PrivateBank Mortgage Company. The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel, LLC. The Company, which had assets of $2.4 billion at September 30, 2004, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri. In April, 2004 the Company announced plans to open two new offices - one on Chicago’s Gold Coast in the historic Palmolive Building at the corner of North Michigan Avenue and Walton Place and one in downtown Milwaukee, The PrivateBank - Wisconsin.

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing, greater than anticipated deterioration in asset quality due to a prolonged economic downturn in the greater Chicago and St. Louis metropolitan areas, legislative or regulatory changes, adverse developments in the Company’s loan or investment portfolios, changes in the current redemption practices of the Federal Home Loan Bank (Chicago) relating to its stock, unanticipated delays in regulatory approval required to establish the new wealth management subsidiary, unexpected difficulties in integrating or operating the mortgage banking business, unanticipated construction or other delays relating to our new offices to be located in the Palmolive Building and in Milwaukee, Wisconsin, competition and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.